UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 19, 2010

CITIZENS FINANCIAL SERVICES, INC.

Pennsylvania	0-13222	23-2265045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 South Main Street, Mansfield, PA		16933
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code:		(570) 662-2121

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On January 19, 2010, First Citizens National Bank and Citizens Financial Services, Inc. (as guarantor) entered into change in control agreements with each of Terry B. Osborne, Executive Vice President, and Mickey L. Jones, Executive Vice President.

Each agreement provides for a three-year term, which automatically renews on January 19 of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to January 19 of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Company for cause, death or disability or if the agreement is terminated by the executive.

Under each agreement, if, within one year following a change in control (as defined in the agreement), the executive is involuntarily terminated, the executive’s title, responsibilities, or salary are reduced, or for reductions or changes in the executive’s duties, location of employment or benefits as set forth in the agreement, the executive shall be entitled to receive a lump sum amount equal to one time the executive’s base salary.  In addition, for a period of 18 months from the date of termination or until the executive secures substantially similar benefits through other employment, whichever shall occur first, the executive shall receive a continuation of health care, life and disability insurance in effect prior to his termination.

Item 9.01.   Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Form of Change In Control Agreement for Terry B. Osborne
99.2	Form of Change In Control Agreement for Mickey L. Jones

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

January 22, 2010	By:	/s/ Randall E. Black
Randall E. Black
Chief Executive Officer and President